Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 O: 512.338.5400 F: 512.338.5499

December 8, 2021

Bakkt Holdings, Inc.

10000 Avalon Boulevard

Suite 1000

Alpharetta, Georgia 30009

Re:	Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”), filed by Bakkt Holdings, Inc., a Delaware corporation (f/k/a VPC Impact Acquisition Holdings, a Cayman Islands exempted company (the “Company”)), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the issuance by the Company, and the offer and sale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), of up to 190,726,638 shares the Company’s of Class A common stock, par value $0.0001 per share ( “Class A Common Stock”), issuable upon the exchange of an equal number of outstanding or issuable Paired Interests (as defined below) (the “Underlying Class A Shares”) and (ii) the offer and sale from time to time by the Selling Securityholders of (a) 32,500,000 shares of Class A Common Stock issued to certain qualified institutional buyers and accredited investors (the “PIPE Shares”), (b) 5,184,300 shares of Class A Common Stock issued to VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”) and certain of its affiliates that relate to securities acquired by them prior to the Company’s initial public offering (the “Founder Shares”) and (c) 3,967,362 shares of Class A Common Stock issued to the Sponsor upon cashless exercise of warrants of the Company (the “Private Warrant Shares” and, together with the PIPE Shares and the Founder Shares, the “Outstanding Shares” and, the Underlying Class A Shares together with the Outstanding Shares, the “Securities”). References in this opinion to a Paired Interest refer to one common unit of Bakkt Opco Holdings, LLC (“Opco”), coupled with one share of the Company’s Class V common stock, par value $0.0001 per share.

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Exchange Agreement (as defined below) by the Company. We have assumed that any certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer

Bakkt Holdings, Inc.

December 8, 2021

agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	With respect to the Outstanding Shares to be offered pursuant to the Registration Statement, such Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable;

2.

With respect to the Underlying Class A Shares to be offered pursuant to the Registration Statement, when such shares are issued upon the exchange of outstanding Paired Interests pursuant to the terms of that certain Exchange Agreement, dated as of October 15, 2021, among the Company, Opco and certain unitholders of Opco party thereto (the “Exchange Agreement”), such Underlying Class A Shares will have been duly authorized and validly issued, fully paid and nonassessable;

Our opinion that any document is legal, valid and binding is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Bakkt Holdings, Inc.

December 8, 2021

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation